Exhibit 10.38

NMT MEDICAL, INC.

Incentive Stock Option Agreement

Granted Under 2001 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by NMT Medical, Inc., a Delaware corporation (the “Company”), on December 31, 2002 (the “Grant Date”) to John E. Ahern, an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2001 Stock Incentive Plan (the “Plan”), a total of 75,000 shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”) at $3.03 per Share. Unless earlier terminated, this option shall expire on December 30, 2012 (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated there under (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will become exercisable (“vest”) in 48 equal monthly installments with the first installment becoming exercisable one month after the Grant Date. Notwithstanding the foregoing, this option shall become immediately exercisable in the event of a Change of Control of the Company (as defined below). For purposes of this Agreement, a “Change of Control of the Company” shall be deemed to have occurred only upon (a) any merger or consolidation of the Company with or into another entity as a result of which all of shares of the Common Stock (other than shares held by the acquiring entity) are converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all shares of Common Stock for cash, securities or other property pursuant to a statutory share exchange transaction.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option

(a)	Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)	Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)	Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)	Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant by the Participant, provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)	Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. For purposes of this stock option agreement, “Cause” shall mean:

(i)	fraud, embezzlement or gross insubordination on the part of the Participant;

(ii)	conviction of or the entry of a plea of nolo contendere by the Participant to any felony or crime of moral turpitude;

(iii)	a material breach of, or the willful failure or refusal by the Participant to perform and discharge, his duties, responsibilities or obligations under any employment agreement with the Company that is not corrected within 20 days following written notice thereof to the Participant by the Company, such notice to state with specificity the nature of the breach, failure or refusal; provided, that if such breach, failure or refusal cannot reasonably be corrected within 20 days of written notice thereof, correction shall be commenced by the Participant within such period and shall be corrected as soon as practicable thereafter; or

(iv)	any act of willful misconduct by the Participant which is intended to result in substantial personal enrichment of the Participant at the expense of the Company or any of its subsidiaries or affiliates.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.	Disqualifying Disposition.

If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

7.	Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is available to the Participant at any time by written or verbal request.

IN WITNESS WHEREOF, the Company has caused this option, dated December 31, 2002, to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

NMT MEDICAL, INC.

By:	/s/ RICHARD E. DAVIS
Name:	Richard E. Davis
Title:	Vice President and Chief Financial Officer

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option, dated December 31, 2002, and agrees to the terms and conditions thereof. The undersigned hereby acknowledges that he has the right to review a copy of the Company’s 2001 Stock Incentive Plan.

PARTICIPANT:

/s/ JOHN E. AHERN
John E. Ahern

Address: